Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the first day of January, 2007, by and between The Topps Company, Inc., a Delaware corporation (the

"Company"), and Scott A. Silverstein ("Executive").

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such continued employment (this "Agreement") and Executive desires to enter into this Agreement and to continue such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions.

  "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive's employment hereunder; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 6 hereof to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein; (iv) rights to indemnification by virtue of Executive's position as an officer or director of the Company or its subsidiaries and the benefits under any directors' and officers' liability insurance policy maintained by the Company, in accordance with its terms thereof; and, (v) payment for accrued but unused vacation days.

  "Affiliate" shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

  "Annual Bonus" shall have the meaning set forth in Section 4(b) below.

  "Annual Bonus Stock" shall have the meaning set forth in Section 4(b)(ii) below.

  "Average Annual Bonus" shall mean the average of his Annual Bonus, if any (i.e., whether or not any such bonus was earned), in each of the preceding three (3) fiscal years prior to the fiscal year in which a termination of employment occurs.

  "Base Salary" shall mean the salary, and any increase thereof, provided for in Section 4(a) below.

  "Board" shall mean the Board of Directors of the Company.

  "Cause" shall mean Executive has (i) refused or repeatedly failed to perform the duties assigned to him; (ii) engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect; (iii) continually or repeatedly been absent from the Company, unless due to serious illness or disability; (iv) used illegal drugs or been impaired due to other substances; (v) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (vi) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; (vii) engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal, including, but not limited to harassment of any nature; or (viii) violated a material company policy; provided, however, that following a Change in Control, a termination for Cause pursuant to clause (i) shall only be permitted if Executive's refusal or repeated failure to perform the duties assigned to him was willful and deliberate on Executive's part or committed in bad faith or without reasonable belief that such refusal or failure was in the best interests of the Company. The determination of whether any conduct, action or failure to act on the part of any Executive constitutes Cause shall be made by the Board; provided, that, prior to any determination by the Board, the Executive shall be given the opportunity to meet with the Board, with the assistance of counsel, to show that Cause does not exist.

  "Change in Control" shall have the meaning assigned to it in the Company's 2001 Stock Incentive Plan.

  "Change in Control Termination" shall have the meaning set forth in Section 7(d)(ii) below.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Company" except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

  "Disability" shall mean shall mean Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive's incapacity due to physical or mental illness with or without reasonable accommodation.

  "Effective Date" shall mean July 1, 2006.

  "Equity Agreements" shall have the meaning set forth in Section 7(b)(iv) below.

  "Executive" shall have the meaning set forth in the preamble hereto.

  "Good Reason" shall mean the occurrence of any of the following events, without Executive's express written consent:

    the assignment to Executive of any duties which (A) constitute a material adverse change in Executive's position(s), duties or responsibilities or (B) are not commensurate with Executive's position as set forth in Section 3(a) hereof; provided, however, that the fact that Executive's duties following a Change in Control are owed to a Successor or an affiliate of a Successor shall not in and of itself constitute a material adverse change in Executive's position(s), duties or responsibilities;

    any reduction in Executive's Base Salary or Annual Bonus opportunity;

    any relocation of the Company's principle executive offices that results in Executive being based more than fifty (50) miles from his current primary residence as of the Effective Date; or,

    the failure of the Successor to (A) continue in effect any employee benefit plan or compensation plan in which Executive and Executive's eligible dependants are participating immediately prior to a Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate or (B) provide Executive with paid vacation in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to a Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company.

  "Non-Change in Control Termination" shall have the meaning set forth in Section 7(d)(i) below.

  "Non-Renewal Notice" shall mean any timely notice given in accordance with Section 2 hereof (A) by the Company or its Successor to Executive of its intention (i) not to extend the Term of Employment or (ii) to extend the Term of Employment on terms and conditions that are not at least as favorable as the terms and conditions set forth in this Agreement, or (B) by Executive to the Company or its Successor of Executive's intention not to extend the Term of Employment, as applicable.

  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

  "Restricted Period" shall mean the period commencing on the Effective Date and ending on the (i) twelve (12) month anniversary of Executive's termination of employment, in the case of a Non-Change in Control Termination that does not follow a Non-Renewal Notice, (ii) nine (9) month anniversary of Executive's termination of employment, in the case of a Non- Change in Control Termination that follows a Non-Renewal Notice, or (iii) six (6) month anniversary of Executive's termination of employment, in the case of any Change in Control Termination.

  "Severance Plan" shall mean The Topps Company, Inc. Executive Severance Plan, amended and restated as of June 30, 2005.

  "Severance Term" shall mean the (i) eighteen (18) month period following the date of Executive's termination of employment hereunder, in the case of any Change in Control Termination, or in the case of a Non-Change in Control Termination that does not result from a Non-Renewal Notice, or (ii) twelve (12) month period following the date of Executive's termination of employment, in the case of a Non-Change in Control Termination that does result from a Non-Renewal Notice.

  "Successor" shall mean the Company's successor in interest or other entity acquiring control of the Company or its assets as a result of a Change in Control.

  "Successor Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Successor; provided, however, that if the Successor does not have a Compensation Committee, "Successor Compensation Committee" shall refer to such entity's full Board of Directors or similar governing body.

  "Term of Employment" shall mean the period specified in Section 2 below.

  "Total Payments" shall mean any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, including any such payment or benefit received or to be received in connection with (A) a Change in Control, (B) the termination of the Executive's employment with the Company, or (C) the vesting or acceleration of vesting of any stock option or other form of equity or non-equity based compensation.

Section 2.    Acceptance and Term of Employment.

The Company agrees to continue to employ Executive and Executive agrees to continue to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Effective Date and shall continue for a period of three years from such date, unless Executive is earlier terminated pursuant to Section 7 hereof; provided, however, that the Term of Employment shall automatically be extended without further action of either party for successive additional periods of one year, unless a Non-Renewal Notice has been given by either party to the other party at least ninety (90) days prior to the expiration of the then effective Term of Employment (the "Expiration Date"). Notwithstanding anything contained herein to the contrary, unless Executive and the Company have agreed to extend the Term of Employment on different terms prior to the Expiration Date, any such Non-Renewal Notice given by the Company shall be treated as a termination by the Company without Cause, effective as of the Expiration Date, and Executive shall be entitled to the applicable benefits set forth in Section 7(d)(i) or (ii) below, and any such Non-Renewal Notice given by Executive shall be treated as a termination by Executive without Good Reason, effective as of the Expiration Date, and Executive shall be entitled to the benefits set forth in Section 7(f) below.

Section 3.    Position, Duties and Responsibilities; Place of Performance.

  During the Term of Employment, Executive shall be employed and serve as the President and Chief Operating Officer of the Company (together with such other position or positions consistent with Executive's title as the Board shall specify from time to time) and shall have such duties typically associated with such title. Subject to the foregoing, Executive also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation.

  Subject to the terms and conditions set forth in this Agreement, Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) subject to the terms and conditions set forth in Section 8 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

  Executive's principal place of employment shall be at the Company's headquarters in New York, New York, although Executive understands and agrees that he may be required to travel from time to time in the connection with his performance of duties hereunder.

Section 4.    Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

  Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $420,000, subject to increase, if any, as may be approved in writing by the Board, but not to decrease from the then current Base Salary. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "Committee") for increase, but any such increase shall be in the sole discretion of the Committee.

  Annual Bonus. Executive shall be eligible to receive a performance bonus (the "Annual Bonus") for each fiscal year during the Term of Employment under the terms and conditions of the Company's annual bonus plan established for the Company's employees for such fiscal year. The target Annual Bonus opportunity for any year shall be equal to forty-five percent (45%) of Base Salary, or such higher percentage of Base Salary, not exceeding ninety percent (90%), as is set from time to time by the Compensation Committee in its reasonable discretion, after considering the target bonus levels set for the Company's other senior executive officers below the level of Chief Executive Officer (the "Target Bonus"). The actual amount of the Executive's Annual Bonus for each year shall be determined by the Compensation Committee in good faith on the basis of actual performance against performance criteria established in accordance with the Company's annual bonus plan and otherwise generally applicable to the Company's other senior executives. The actual amount of the Annual Bonus may be higher or lower than the Executive's Target Bonus and shall be payable as follows:

    with respect to eighty percent (80%) of the Annual Bonus, in cash, payable at the same time as bonuses are paid to the Company's other senior executives, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates (the "Bonus Payment Date"); and, with respect to twenty percent (20%) of the Annual Bonus in shares of "Restricted Stock" (as defined in the Company's 2001 Stock Incentive Plan) pursuant to the terms and conditions set forth in such plan and a restricted stock agreement, such that the number of shares of Restricted Stock granted to Executive multiplied by the "Fair Market Value" (as defined in the Company's 2001 Stock Incentive Plan) of each share of Restricted Stock on the Bonus Payment Date equals twenty percent (20%) of the Annual Bonus ("Annual Bonus Stock").

The Board and/or the Committee shall make all determinations regarding the Annual Bonus in good faith, and such determinations shall be final and binding.

Section 5.    Executive Benefits.

During the Term of Employment, Executive shall continue to receive the perquisites and benefits he was receiving prior to the Effective Date, including a car allowance of not less than $8,000 per calendar year (or such higher amount provided to other senior executives of the Company), paid quarterly and participation in the officers' medical plan, and shall be entitled to participate in health, insurance, retirement and other perquisites and benefits consistent with, but in no event less than, the perquisites and benefits provided to other senior executives of the Company that are made available from time to time. Executive shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with Company policies in effect from time to time.

Section 6.    Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time. Notwithstanding any provision contained herein to the contrary, the Executive shall be entitled to fly business or first class and receive reimbursement from the Company for such costs in the event that the Executive's airplane travel on Company business involves a transcontinental flight within the United States or a flight outside of the United States. In addition, the Company shall reimburse the actual reasonable and customary attorney's fees and disbursements incurred by the Executive with respect to the review and negotiation of this Agreement, not to exceed an amount equal to $8,000.00.

Section 7.    Termination of Employment.

  General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive's death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries or Affiliates.

  Termination due to Death or Disability. Executive's employment shall terminate automatically upon his death. The Company may terminate Executive's employment at any time on or after the date that Executive's incapacity has continued for a period that satisfies the requirements of a Disability, such termination to be effective upon Executive's receipt of written notice of such termination. In the event Executive's employment is terminated due to his death or Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

    the Accrued Obligations;

    any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Executive had no such termination occurred;

    a pro rata Annual Bonus (determined using the Annual Bonus paid or payable for the immediately prior fiscal year) based on the number of days elapsed from the commencement of the fiscal year in which the termination occurs through and including the date of such termination, such amount to be paid within five (5) business days of such termination;

    vesting in all options, shares of restricted stock or other equity compensation held by the Executive in accordance with the plans and grant agreements governing the terms and conditions of such options, shares of restricted stock and other equity compensation held by the Executive (collectively, the "Equity Agreements"); provided, however, that, notwithstanding anything contained herein, or in any Equity Agreement, to the contrary, any outstanding shares of Annual Bonus Stock, whether issued pursuant to Section 4(b)(ii) above, or issued as part of the Company's annual bonus plan prior to the date hereof, shall become fully vested and exercisable, and all restrictions on such shares of Annual Bonus Stock shall lapse; and, continuation of the health benefits provided to Executive and his covered dependants, as applicable under the Company's health plans in effect as of the date of termination, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), at the expense of the Executive, or his estate or beneficiaries, as the case may be.

  Except as set forth in this Section 7(b), following Executive's termination by reason of his death or Disability, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

  Termination by the Company for Cause.

    A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Executive shall be given not less than fifteen (15) days written notice by the Board of its intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Executive shall have fifteen (15) days after the date that such written notice has been given to Executive in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Executive. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Executive from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder, and any such prohibition shall in no event constitute an event pursuant to which Executive may terminate employment with Good Reason.

    In the event the Company terminates Executive's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive's employment for Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

  Termination by the Company without Cause or by Executive with Good Reason. The Company may terminate Executive's employment at any time without Cause, effective upon Executive's receipt of written notice of such termination. Executive may terminate his employment with Good Reason by providing the Company fifteen (15) days' written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive's termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period.

    Non-Change in Control Termination. In the event (x) Executive's employment is terminated by the Company without Cause (other than due to death or Disability) or Executive terminates his employment with Good Reason, and, in either case, such termination is prior to, and not in connection with or within two years after, a Change in Control, or (y) the Company gives a Non- Renewal Notice prior to, and not in connection with or within two years after, a Change in Control, and the then current Term of Employment has expired following such notification (either of which shall be referred to as a "Non-Change in Control Termination"), Executive shall be entitled to:

      the Accrued Obligations;

      any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Executive had no such termination occurred;

      a pro-rata portion of the Annual Bonus for the then current fiscal year based on the Annual Bonus that would have been paid to Executive if his employment had continued, and based on the number of days elapsed from the commencement of the fiscal year in which the termination occurs through and including the effective date of such termination, such amount to be determined and paid, in cash, at the same time it would otherwise be determined and paid had no such termination occurred, provided, however, that, notwithstanding the above, in the event the effective date of Executive's termination of employment occurs prior to the six month anniversary of the commencement of the then current fiscal year, such pro-rata portion of the Annual Bonus shall not be paid;

      an amount equal to:

        in the case of a termination that does not follow a Non-Renewal Notice, one and one-half (1-1/2) times the sum of (A) his then current Base Salary and (B) the Average Annual Bonus; or

        in the case of a termination that follows a Non-Renewal Notice, one (1) times the sum of (A) his then current Base Salary and (B) the Average Annual Bonus,

      such amount to be payable over the Severance Term, and in accordance with the Company's regular payroll practices, commencing as soon as permitted under section 409A of the Code; and,

      continuation, during the Severance Term, of the health benefits provided to Executive and his covered dependants under the Company's health plans in effect as of the date of such termination, in accordance with COBRA, it being understood and agreed that (A) the Company shall pay the total cost of such health benefits so long as Executive timely elects, and remains eligible, to receive such continuation coverage pursuant to COBRA, plus the difference between what the insurance plan pays and the provider charges, except that no such differential shall be paid with respect to "Prescription Drugs," "Experimental Procedures," "Cosmetic Procedures," "Athletic Aids" and some forms of "Alternative Medicine" (Executive to inquire before having the service) (as such terms are defined in the Blue Care PPO Plan (Group 052024)

      of Blue Cross of Northeastern PA and as amended from time to time by Blue Cross of Northeastern PA or succeeding providers of the Company's medical insurance), and (B) notwithstanding the foregoing, the Company's obligation to provide such continuation of benefits and additional coverage shall terminate prior to the expiration of the Severance Term in the event that Executive is no longer eligible to receive such benefits under COBRA; and, vesting in all options, shares of restricted stock or other equity compensation held by the Executive in accordance with the Equity Agreements; provided, however, that, notwithstanding anything contained herein, or in any Equity Agreement, to the contrary, any outstanding shares of Annual Bonus Stock, whether issued pursuant to Section 4(b)(ii) above, or issued as part of the Company's annual bonus plan prior to the date hereof, shall become fully vested and exercisable, and all restrictions on such shares of Annual Bonus Stock shall lapse.

    Notwithstanding the foregoing, the payments and benefits described in subsections (B), (C) and (D) above shall immediately cease, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Section 8 hereof.

    Following such Non-Change in Control Termination, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

    Change in Control Termination. In the event (x) Executive's employment is terminated by the Company or a Successor without Cause (other than due to death or Disability) or by Executive with Good Reason, in either case, in connection with a Change in Control or within two years following a Change in Control or (y) the Company or its Successor gives a Non-Renewal Notice during the two year period following a Change in Control, and the then current Term of Employment has expired following such notification (either of which shall be referred to as a "Change in Control Termination"), Executive shall be entitled to:

      the Accrued Obligations;

      any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Executive had no such termination occurred;

      a pro-rata portion of the Annual Bonus for the then current fiscal year based on the Annual Bonus that would have been paid to Executive if his employment had continued, and based on the number of days elapsed from the commencement of the fiscal year in which the termination occurs through and including the effective date of such termination, such amount to be determined and paid, in cash, at the same time it would otherwise be determined and paid had no such termination occurred, provided, however, that, notwithstanding the above, in the event the effective date of Executive's termination of employment occurs prior to the six month anniversary of the commencement of the then current fiscal year, such pro-rata portion of the Annual Bonus shall not be paid;

      a lump sum payment equal to two (2) times the sum of (x) Executive's Base Salary (determined as of the date of termination) and (y) Executive's highest Annual Bonus paid or payable with respect to any of the last three (3) fiscal years of the Company that ended immediately prior to the date of termination;

      continuation, during the Severance Term, of the health benefits provided to Executive and his covered dependants under the Company's health plans in effect as of the date of such termination, in accordance with COBRA, it being understood and agreed that (A) the Company shall pay the total cost of such health benefits so long as Executive timely elects, and remains eligible, to receive such continuation coverage pursuant to COBRA, plus the difference between what the insurance plan pays and the provider charges, except that no such differential shall be paid with respect to "Prescription Drugs," "Experimental Procedures," "Cosmetic Procedures," "Athletic Aids" and some forms of "Alternative Medicine" (Executive to inquire before having the service) (as such terms are defined in the Blue Care PPO Plan (Group 052024) of Blue Cross of Northeastern PA and as amended from time to time by Blue Cross of Northeastern PA or succeeding providers of the Company's medical insurance), and (B) notwithstanding the foregoing, the Company's obligation to provide such continuation of benefits and additional coverage shall terminate prior to the expiration of the Severance Term in the event that Executive is no longer eligible to receive such benefits under COBRA; and, vesting in all options, shares of restricted stock or other equity compensation held by the Executive in accordance with the Equity Agreements; provided, however, that, notwithstanding anything contained herein, or in any Equity Agreement, to the contrary, any outstanding shares of Annual Bonus Stock, whether issued pursuant to Section 4(b)(ii) above, or issued as part of the Company's annual bonus plan prior to the date hereof, shall become fully vested and exercisable, and all restrictions on such shares of Annual Bonus Stock shall lapse.

  Notwithstanding the foregoing, if at any time during the Restricted Period, Executive breaches any provision of Section 8 hereof, the Company shall have no further obligations to Executive with respect to the payments and benefits described in subsections (B), (C) and (D) above.

  Following such Change in Control Termination, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

  Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason at any time before or after a Change in Control by providing the Company ninety (90) days' written notice of such termination, except where the Company or a Successor has already provided Executive with a notice of non-renewal in accordance with Section 2 above. In the event of a termination of employment by Executive under this Section 7(e), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive's employment under this Section 7(e), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Executive's employment by Executive without Good Reason, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

  Expiration of the Term of Employment Following Delivery of Non-Renewal Notice by Executive. If Executive gives a Non- Renewal Notice to the Company, Executive's employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Executive shall be entitled to:

      The Accrued Obligations; and

      Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Executive had no such termination occurred.

  Following such termination of Executive's employment upon expiration of the Term of Employment, except as set forth in Section 7(d)(i) and (ii) above, and this Section 7(f) , Executive shall have no further rights to any compensation or any other benefits under this Agreement.

  If, notwithstanding this Section 7(f), Executive's employment with the Company continues beyond the expiration of the Term of Employment, then unless otherwise expressly agreed to by the parties, Executive shall be considered an "at-will" employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever, it being agreed, however, that the provisions of Section 8 below shall continue to apply in accordance with their terms.

  Release. Notwithstanding any provision herein to the contrary, payment of any amount or provision of any benefit pursuant to subsection (d) or (f) of this Section 7 (other than the Accrued Obligations), shall be contingent upon Executive's having executed a general release in favor of the Company and its subsidiaries and related parties substantially in the form of Exhibit A hereto, and any waiting periods contained in such release having expired.

Section 8.    Restrictive Covenants.

  Confidentiality. Except as may be required by law or legal process, Executive shall not at any time during the course of his employment or after the date of termination, disclose to any person or entity or use any information not in the public domain or generally known in the industry that the Company treats as confidential or proprietary, in any form, acquired by Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the date of termination, such information which, to Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, including but not limited to information regarding clients, customers, investors, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon the date of termination, Executive shall return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of his employment.

  Non-Compete. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether as an employee, consultant, owner, shareholder, partner, member or otherwise, (i) engage in any business for his own account of the type performed by the Company relating to (1) trading cards, (2) confectionary products, (3) collectible strategy games, or any other businesses that the Company is engaged in, or that the Board has approved plans to engage in, at the time of Executive's termination, in the geographic areas where the Company is actively doing business or soliciting business at the time of Executive's termination ("Competitive Business"); (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; or (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business. Notwithstanding anything contained herein to the contrary, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if he (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

  Non-Solicitation. During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly: (i) attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person who during the most recent six month period was an employee of the Company to give up, or to not commence, employment or a business relationship with the Company; or (ii) solicit or retain as an employee or independent contractor, or assist any third party in the solicitation or retention as an employee or independent contractor, any person who during the most recent six month period was an employee of the Company or any of its subsidiaries or affiliates; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant.

  Non-Disparagement. Executive agrees that he will make no disparaging or defamatory comments regarding the Company or its directors, officers, shareholders or employees in any respect or make any comments concerning any aspect of Executive's relationship with the Company or the conduct or events which precipitated Executive's termination of employment from the Company. The obligations of Executive under this Section 9(d) shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

  Acknowledgment: In consideration for the benefits provided under this Agreement, Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 8 (including without limitation the length of the term of the provisions of this Section 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 8. Executive further acknowledges that the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

  Reformation by the Court or Arbitrator: In the event that a court of competent jurisdiction or arbitrator shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court or arbitrator, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

  Injunction: It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in this Section 8 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 8 by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

Section 9.    Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

  Executive's employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

  Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non- competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

  In connection with Executive's employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 10.    Indemnification

Subject to the terms and conditions of the Articles of Association and By-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company's directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Executive's employment hereunder.

Section 11.    Taxes.

The Company shall withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    No Mitigation; No Set Off.

The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

Section 13.    Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive's employment, other than on account of death, shall be delayed for a period of six months following such termination of employment so as to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the first day that follows the expiration of such six month period, there shall be paid to Executive, in a single cash lump sum, all amounts that were due to have been paid to the Executive prior to such date upon the applicable termination of employment, and the balance of any remaining payments shall continue to be paid when due.

Section 14.    Successors and Assigns.

  The Company, This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Executive any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

  Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

Section 15.    Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.    Severability.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction or arbitrator: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.    Governing Law/Arbitration.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Any disagreement or controversy arising out of or relating to this Agreement shall be submitted for resolution in arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be held in the borough of Manhattan, New York, before a single arbitrator. In the event that any such arbitration is instituted by Executive or the Company, the party that does not prevail in such action shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action.

Section 18.    Notices.

  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive's last known address, as reflected in the Company's records.

  Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mall, on the third business day after the date of such mailing.

Section 19.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.    Entire Agreement.

Except with respect to any Equity Agreements, this Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, but not limited to, Executive's eligibility under the Severance Plan which shall be withdrawn as of the Effective Date.

Section 21.    Survival.

The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to give effect and preserve such rights and obligations.

Section 22.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 23.    Modified Tax Cut Back.

  Notwithstanding any other provision of this Agreement or of any other plan, arrangement or agreement to the contrary, if the Total Payments would be subject (in whole or in part) to an excise tax under Section 4999 of the Code (the "Excise Tax"), then the cash portion of the Total Payments shall first be reduced, and the non-cash portion of the Total Payments shall thereafter be reduced, if and to the extent necessary, to the highest amount that can be paid without any portion of the Total Payments becoming subject to the Excise Tax. Notwithstanding the preceding sentence, no such reduction shall be required unless the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments that would have resulted had no such reduction been effected but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

  Unless the Company and the Executive mutually agree to the appointment of an independent certified public accounting firm, the public accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Accountants"), shall, at the Company's expense, promptly determine whether the cut-back described in Section 23(a) above should apply and the manner in which such cut-back should be implemented. Such determination shall be conclusive and binding upon the Executive and the Company for all purposes.

  For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

    any portion of the Total Payments that the Executive has waived the receipt or enjoyment of, at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code, shall not be taken into account;

    any portion of the Total Payments that does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, in the opinion of the Accountants, shall not be taken into account; and, the Accountants shall determine the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of this Section 23, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE TOPPS COMPANY, INC.

_/s/ William G. O'Connor__ _

By: William G. O'Connor

Title: Vice President - Administration

SCOTT A. SILVERSTEIN

__/s/ Scott A. Silverstein _______

EXHIBIT A
FORM OF RELEASE

AGREEMENT AND RELEASE OF ALL CLAIMS

This Agreement and Release of All Claims (this "Release") is entered into by and between Scott A. Silverstein (the "Executive") and The Topps Company, Inc. (the "Company"), dated as of _____________.

WHEREAS, Executive has been employed by the Company pursuant to the Employment Agreement, dated ____________ (the "Employment Agreement"); and

WHEREAS, Executive and the Company have agreed to terminate Executive's employment with the Company effective [_______], and, in connection with such termination, settle any and all related agreements between the parties and their affiliates in the manner set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Executive and the Company agree and promise as follows:

Section 1.    Release and Waiver of Claims

  Except as provided in the last paragraph of this Section 1, Executive, on behalf of himself and his family, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Release as the "Executive"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which Executive may have against the Company, its employees, officers, directors, predecessors, subsidiaries, shareholders, representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the "Company"), arising at any time on or before the "Effective Date" (as defined in Section 2(e) below), in each case relating to or in connection with Executive's employment by, or termination of employment with, the Company, other than with respect to the obligations of the Company to Executive under this Release. This Release is a release of all claims of any nature whatsoever by Executive against the Company, other than with respect to the obligations of the Company to Executive under this Release, and includes, other than as herein provided, any and all claims, demands, causes of action, liabilities whether known or unknown including those caused by, arising from or related to Executive's employment relationship with the Company including, but without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Effective Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described in Section 2 below); the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law.

  Executive understands and knowingly agrees to this Release because it is his intent in executing this Release to forever discharge the Company from any and all causes of action, foreseen or unforeseen, that may have existed on or prior to the Effective Date, except for the obligations of the Company set forth in this Release.

  Notwithstanding the foregoing, Executive does not release, discharge or waive: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Executive participates, (ii) any rights to reimbursement for Company-related business expenses incurred by Executive on or prior to the Effective Date, (iii) any conversion rights under a Company-sponsored group term life insurance plan in which Executive participates, (iv) any rights to indemnification from the Company to the fullest extent permitted under relevant corporate law, or (v) any right to enforce the terms of this Release.

Section 2.    Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this Release encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), as well as under all other federal, state and local laws within the scope of Section 1, above, and that Executive acknowledges that he understands that ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. Executive wishes to waive any and all claims under ADEA, as well as under all other federal, state and local laws within the scope of Section 1, above, that he may have, as of the Effective Date, against the Company, and hereby waives such claims. Executive further understands that by signing this Release he is in fact waiving, releasing and forever giving up any claim under ADEA, as well as all other federal, state and local laws within the scope of Section 1, above, that may have existed on or prior to the Effective Date. Without detracting in any respect from any other provision of this Release:

  Executive agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company, including but not limited to, all rights or claims arising under ADEA; and that he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence of any medication, drug or chemical of any type in entering into this Release.

  Executive understands that, by entering into this Release, he does not waive rights or claims under ADEA that may arise after the date of the execution of this Release.

  Executive agrees and acknowledges that the consideration provided to him under this Release is in addition to anything of value to which he is already entitled.

  Executive acknowledges that he was informed that he had at least 45 calendar days in which to review and consider this Release, and in which to consult with his attorney regarding the terms and effect of this Release.

  Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following its execution by Executive (the "Effective Date"), during which time Executive may revoke his acceptance of this Release by notifying Bill O'Connor at the Company, fax number: 212-376-0627 in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution.

  In the event of revocation of this Release by Executive pursuant to subparagraph (e) above, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

Section 3.    Proceedings

Executive represents that he has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under this Release (each individually, a "Proceeding"), and agrees not to voluntarily participate in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

Section 4.    Remedies

In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Release, or if he revokes this Release within the seven-day period provided under Section 2(e) above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under this Release, or terminate any payments that are subsequently due under this Release, without waiving the Release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of his obligations under Sections 1, 2, 3 and 6 of this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Release, upon adequate proof of his violation of any such provision of this Release, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

Section 5.    Return of Property

All Company files, documents, software, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in Executive's possession must be returned as soon as practicable, but in no event later than the date this Release is duly executed and returned to the Company.

Section 6.    Confidentiality

Both Executive and the Company will keep the terms of this Agreement confidential and will not communicate or disclose such terms to any individual or entity, except their attorneys, or, in Executive's case, to Executive's spouse, financial adviser, attorney or accountant, or, in the Company's case to individuals reasonably required to implement the Agreement. In addition, Executive shall continue to adhere to the confidentiality provisions set forth in Section 8 of the Employment Agreement.

Section 7.    Severability Clause

In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

Section 8.    Non-Admission

Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

Section 9.    Survival

Notwithstanding anything contained herein to the contrary, all post-termination obligations set forth in the Employment Agreement shall remain in effect to the fullest extent necessary to allow the respective parties to obtain the benefits set forth in the Employment Agreement, including, but not limited to Sections 8 - 10 of the Employment Agreement.

Section 10.    Entire Agreement

Except as provided in Section 9 above, this Release constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto.

Section 11.    Governing Law

This Release shall be governed by and construed in accordance with Federal law and the laws of the State of New York, applicable to releases made and to be performed in that State. Any disagreement or controversy arising out of or relating to this Release shall be submitted for resolution in arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be held in the borough of Manhattan, New York, before a single arbitrator. In the event that any such arbitration is instituted by Executive or the Company, the party that does not prevail in such action shall pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the first date set forth above.

____________________________________________

Scott A. Silverstein

THE TOPPS COMPANY, INC.

By: ______________________________________
Name:_______________________________________
Title: _______________________________________

I, Scott A. Silverstein, understand that I am entitled to take 21 days to review and consider the Agreement and Release of All Claims (the "Release"), which the Company has presented to me. I have reviewed the Release, and I am now making a knowing and voluntary decision to accept the terms and conditions outlined in the Release as of today. In other words, I am waiving the 21-day review period.

I also understand that I have 7 days from today to revoke the Release in accordance with Section 2(e) of the Release if I change my mind.

___________________________	Dated: ___________________